Exhibit 10.22

EXECUTION COPY

CONFIDENTIAL

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT

by and between

3-V Biosciences, Inc.

and

Ascletis BioScience Co. Ltd.

Dated January 18, 2019

EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT

THIS EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”), is executed as of January 18, 2019 by and between 3-V Biosciences, Inc., a corporation organized under the laws of Delaware (“3-V”), having a principal place of business at 3715 Haven Ave. Suite 220, Menlo Park, CA 94025, and Ascletis BioScience Co. Ltd. (also known as 歌礼生物科技（杭州）有限公司), a corporation under the laws of China having a registered office at Room 1102，Building D，198 Qidi Road, HIPARK, Xiaoshan District, Hangzhou, China (“Ascletis”). 3-V and Ascletis are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, 3-V has developed a proprietary FASN inhibitor referred to by 3-V as TVB-2640;

WHEREAS, Ascletis is in the business of developing and commercializing human therapeutic products for the treatment of diseases;

WHEREAS, 3-V is willing to grant certain exclusive rights to Ascletis with respect to TVB-2640 to further develop and commercialize Product (as defined below) in the Territory (as defined below) upon the terms and conditions set forth herein;

WHEREAS, 3-V is raising up to [***] in equity financing (the “Series E Financing”), whereby Ascletis and/or its co-investors will be investing up to [***]; and

WHEREAS, contemporaneously with the execution of this Agreement, 3-V is closing the first tranche of the Series E Financing, whereby 3-V existing investors are investing [***] and Ascletis, its Affiliates, and/or its co-investors are investing [***] (the “First Closing”).

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS

All capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth below:

1.1                 “3-V” has the meaning set forth in the Preamble.

1.2                 “3-V Collaborator” means any Third-Party licensee of 3-V or its Affiliates with respect to the Development, Manufacture, Commercialization and other Exploitation of any of the Compounds and Products in any country outside the Territory.

1.3                 “3-V Indemnitee” has the meaning set forth in Section 11.1.

1.4                 “3-V IP” means the 3-V Know-How and the 3-V Patents.

1.5                 “3-V Know-How” means (a) all Know-How pertaining to a Compound or Product that is Controlled by 3-V or its Affiliates (including such Know-How licensed by 3-V Collaborators to 3-V or its Affiliates) as of the Effective Date or at any time during the Term that is necessary or reasonably useful to Exploit a Compound or Product in the Field in the Territory; and (b) 3-V’s interest in the Joint Inventions. In the event that 3-V is acquired by a Third Party after the Effective Date, then 3-V Know-How shall exclude all Know-How of such Third Party acquiror and its Affiliates that exists as of the closing of the acquisition or is developed or acquired thereafter independent of 3-V’s program to Exploit the Product, unless such Know-How is incorporated by 3-V, its Affiliates or 3-V Collaborators in the composition or formulation of, or the process of manufacturing, the Compound or Product.

1.6                 “3-V Patents” means (a) all Patents Controlled by 3-V or its Affiliates (including such Patents licensed by 3-V Collaborators to 3-V or its Affiliates) as of the Effective Date or at any time during the Term that claim a Compound or Product (including composition of matter, method of make or use) in the Field in the Territory, including the Patents listed on Schedule 1.6 attached hereto; (b) 3-V’s interest in 3-V Sole Invention Patents; and (c) 3-V’s interest in the Joint Patents. In the event that 3-V is acquired by a Third Party after the Effective Date, then 3-V Patents shall exclude all Patents of such Third Party acquiror and its Affiliates that exists as of the closing of the acquisition or is developed or acquired thereafter independent of 3-V’s program to Exploit the Product, unless such Patents are incorporated by 3-V, its Affiliates or 3-V Collaborators in the composition or formulation of, or the process of manufacturing, the Compound or Product.

1.7                 “3-V Sole Invention Patents” has the meaning set forth in Section 8.3(a).

1.8                 “Ascletis” has the meaning set forth in the Preamble.

1.9                 “Ascletis Indemnitee” has the meaning set forth in Section 11.2

1.10             “Ascletis IP” means all Know-How and Patents that are developed or applied by Ascletis or its Affiliates or sublicensees in the Exploitation of the Compound or the Product under this Agreement that claim a Compound or Product (including composition of matter, method of make or use) in the Field or is necessary or reasonably useful to Exploit a Compound or Product in the Field, including Ascletis’ Sole Inventions and Ascletis’ interest in Joint Inventions. In the event that Ascletis is acquired by a Third Party after the Effective Date, then Ascletis IP shall exclude all Patents and Know-How of such Third Party acquiror and its Affiliates that exists as of the closing of the acquisition or is developed or acquired thereafter independent of Ascletis’ program to Exploit the Product, unless such Patents and Know-How are incorporated by Ascletis, its Affiliates or sublicensees in the composition or formulation of, or the process of manufacturing, the Compound or Product.

1.11             “Adverse Event” means any adverse event or experience as defined in the then current edition of ICH Guidelines, the CFDA Act, 21 C.F.R. §301.305, 21 C.F.R. §314.80 and any other relevant regulations or regulatory guidelines, and any medical occurrence in a patient or clinical investigation subject, temporally associated with the use of a Compound or Product, whether or not considered related to a Compound or Product. An “Adverse Event” includes any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease (new or exacerbated) temporally associated with the use of a Compound or Product.

1.12             “Affiliate” means any Person that, directly controls, is controlled by, or is under common control with a Party for so long as such control exists. For purposes of this definition, “control” (and, with its correlative meanings) means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) ownership, directly or indirectly, of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the voting securities, or other voting ownership interests, in the case of any limited liability company or other type of legal entity.

1.13             “Agreement” has the meaning set forth in the Preamble.

1.14             “Applicable Law” means applicable laws, statutes, rules, regulations and guidances of any Regulatory Authorities, including the cGCPs, the cGLPs and the cGMPs.

1.15             “NMPA” means the National Medical Products Administration in Mainland China or any successor thereto.

1.16          “cGCP” means (a) the current good clinical practices as stated in Applicable Law, including, as applicable, Directive 2001/20/EC, Directive 2005/28/EC, and 21 C.F.R. Parts 50, 56 and 312 et seq., each as amended from time to time, and (b) all CFDA and, as applicable, FDA, EMA, ICH and local guidelines related thereto, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.17             “cGLP” means (a) current good laboratory practices as stated in Applicable Law and as set forth, as applicable, in Directive 2004/10/EC and 21 C.F.R. Part 58 et seq., each as amended from time to time, and (b) all CFDA and, as applicable, FDA, Council of the Organization for Economic Cooperation and Development (OECD) and local guidelines related thereto.

1.18             “cGMP” means (a) current good manufacturing practices as stated in Applicable Laws as set forth in the CFDA Act, and, as applicable, 21 C.F.R. Part 210 and 211 and Directive 2003/94/EEC, each as amended from time to time, and (b) all CFDA, and, as applicable, FDA, EMA, ICH and local guidelines related thereto, including Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients promulgated by the ICH (“ICH Q7”).

1.19             “Claims” has the meaning set forth in Section 11.1.

1.20             “Clinical Data” means all information relating to the Product made, collected or otherwise generated in the performance of or in connection with any clinical trials, including any data, reports and results relating thereto.

1.21             “Code” has the meaning set forth in Section 2.2.

1.22             “Combination Product” means any pharmaceutical product containing a Compound that also contains, or is otherwise combined with, one or more other pharmaceutically active ingredients and sold for a single price, including products that are formulated, packaged or sold together.

1.23             “Commercialization” or “Commercialize” means any and all activities (whether before or after NDA Approval in a country or Region) directed to the marketing, promoting, detailing, distributing, importing, exporting, offering to sell or selling of a Product. For the avoidance of doubt, Commercialization does not include Development activities.

1.24             “Commercialization Report” has the meaning set forth in Section 5.2.

1.25           “Compound” means the molecule known as TVB-2640 as of the Effective Date (“TVB-2640”), a FASN inhibitor having the chemical structure set forth in Schedule 1.25, and all other FASN inhibitors that are claimed in the 3-V Patents or otherwise proprietary to 3-V or its Affiliates, together with all salts, polymorphs, enantiomers, rotamers, hydrates, anhydrides and prodrugs of the foregoing, provided that, in the event that 3-V is acquired by a Third Party after the Effective Date, then Compound shall exclude all molecules proprietary to such Third Party acquiror and its Affiliates that exists as of the closing of the acquisition or is developed or acquired thereafter independent of 3-V’s program to Exploit the Product, but shall include any such molecule to the extent its composition of matter is covered by a 3-V Patent Controlled by 3-V or its Affiliates prior to the closing of such acquisition.

1.26             “Confidential Information” means all embodiments of Know-How and all other information disclosed by one Party to another Party prior to the Effective Date or during the Term. Notwithstanding the foregoing, Confidential Information shall not include such information that: (a) as of the date of disclosure is known to the Party receiving such disclosure or its Affiliates, as shown by written documentation created before the date of disclosure, other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission in breach of the confidentiality obligations set forth herein by the Party receiving such disclosure; or (c) as of the date of disclosure or thereafter is obtained by the receiving Party from a Third Party free from any obligation of confidentiality to the disclosing Party. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

1.27             “Control” means, with respect to any item of Know-How, Patent or other intellectual property right, possession of the right, whether directly or indirectly, whether existing as of the Effective Date or thereafter acquired, and whether by ownership, license or otherwise (other than by operation of any license and other grants hereunder), to assign or grant a license, sublicense or other right to or under such Know-How, Patent or other intellectual property right as provided for herein without any obligation to make any payments to a Third Party or violating the terms of any agreement or other arrangement with any Third Party.

1.28             “Cure Period” has the meaning set forth in Section 12.2(a).

1.29             “Data” means any and all scientific, technical, test and patient exposure data pertaining to any Compound or Product that is either generated by or on behalf of Ascletis, Sublicensees or their respective Affiliates or generated by or on behalf of 3-V, 3-V Collaborators or their respective Affiliates, including research data, clinical pharmacology data, CMC data, pre-clinical data, Clinical Data or Safety Data.

1.30             “Develop” or “Development” means the conduct of non-clinical and clinical pharmaceutical research and development activities directed to obtaining or maintaining Regulatory Approvals for Product, including toxicology, pharmacology, absorption, distribution, metabolism, and elimination (ADME) activities, CMC activities, test method development, stability testing, process development, technology transfer, formulation development, quality assurance and quality control development, packaging development, statistical analysis, clinical studies, pharmacovigilance, regulatory affairs and other regulatory activities with respect to the foregoing.

1.31             “Development Milestone Event” has the meaning set forth in Section 7.1.

1.32             “Development Plan” has the meaning set forth in Section 4.1.

1.33             “Diligent Efforts” means those efforts, activities and measures, with respect to the efforts to be expended by the respective Party which with respect to any objective are reasonable, diligent, good-faith efforts to accomplish such objective as a similarly situated (with respect to size, stage of research and other aspects) pharmaceutical company would use to accomplish a similar objective under similar circumstances exercising reasonable business judgement and considering the scientific, medical and commercial potential and characteristics of the Compound and Product as well as the associated risks in the development, obtaining of Regulatory Approvals and governmental pricing and reimbursement approvals, availability of exclusivity and Commercialization.

1.34             “Dispute” has the meaning set forth in Section 13.11.

1.35             “Effective Date” means the date of First Closing.

1.36             “Existing Lien” means the [***].

1.37             “Exploit” means to Develop, use, Manufacture (including having Manufactured), as applicable, or Commercialize, or otherwise dispose of, a Compound or Product, and “Exploitation” means the act of Exploiting a Compound or Product.

1.38             “FDA” means the United States Food and Drug Administration or any successor thereto.

1.39             “Field” means the diagnosis, treatment and/or prevention of human and animal diseases and conditions.

1.40             “First Closing” has the meaning set forth in the Recitals.

1.41             “First Commercial Sale” means, with respect to a Product in a Region in the Territory, the first sale of such Product in such Region by Ascletis, its Affiliates or any of its Sublicensees to a Third Party (i.e. other than sales by Ascletis to its Affiliates or Sublicensees) in a commercial, arm’s-length transaction following receipt of NDA Approval in such Region.

1.42             “Indemnitee” means an Ascletis Indemnitee(s) or 3-V Indemnitee(s), as the context requires.

1.43             “Indemnitor” has the meaning set forth in Section 11.3(a).

1.44           “Indication” means a separate and distinct disease, disorder, syndrome or other medical condition in animals or humans for which the Product is Developed or Commercialized to treat, prevent, diagnose, monitor or ameliorate.

1.45          “Invention” means any improvement or discovery, whether or not patented or patentable, necessary or useful to Develop, Manufacture, use or Commercialize a Compound or Product.

1.46             “Joint IND” has the meaning set forth in Section 4.3.

1.47             “Joint Inventions” has the meaning set forth in Section 8.1(b).

1.48             “Joint Patents” has the meaning set forth in Section 8.1(b).

1.49             “JSC” means the joint steering committee set forth in Section 3.1.

1.50             “Know-How” means all technical information, know-how and data, including trade secrets, inventions (whether patentable or not), discoveries, methods, specifications, processes, expertise, technology, Data, results, regulatory filings and documents, and other information.

1.51             “Loss” has the meaning set forth in Section 11.1.

1.52             “Manufacture” or “Manufacturing” means the synthesis, manufacture, formulating, processing, scale-up, validation, qualification and audit of manufacturing facilities, bulk production, packaging, product labeling, fill/finish work, storage and release of Compounds and Product and related quality assurance/quality control testing and release and technical support activities.

1.53             “Milestone Event” means a Development Milestone Event and/or Sales Milestone Event, as the context requires.

1.54             “NDA” means a New Drug Application, a marketing authorization application or other product registration application filed with any Regulatory Authority to obtain approval to market and sell the Product in a Region and all supplements, variations and other amendments thereof, but excluding any pricing or reimbursement approvals.

1.55             “NDA Approval” means, with respect to each Region, approval of the applicable NDA by the applicable Regulatory Authority.

1.56             “Net Sales” means, for any period, the gross revenues from sales of Products invoiced by Ascletis, its Affiliates or Sublicensees to Third Parties, less the following deductions related to the Product, which shall be calculated in accordance with [***] or foreign equivalent in the Territory, consistently applied: (a) discounts, rebates, commissions, refunds, retroactive price adjustments, chargebacks and other allowances paid to Third Parties that effectively reduce the net selling price; (b) freight and insurance for the Products; (c) credits or refunds actually allowed for spoiled or returned Products; (d) bad debts; (e) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); and (f) governmental price reductions and government mandated rebates.

The transfer of Products by Ascletis to an Affiliate or Sublicensee of such Party will not be deemed a sale. A Net Sale shall be deemed to have occurred upon receipt of the proceeds thereof by Ascletis, its Affiliate or Sublicensee.

1.57             “Notice of Breach” has the meaning set forth in Section 12.2(a).

1.58             “Party” has the meaning set forth in the Preamble.

1.59          “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)).

1.60             “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision, department or agency of a government.

1.61           “Phase 2 Clinical Trial” means (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of the Product in the patient population (e.g. a Phase 2(a) Clinical Trial), or (b) a controlled dose ranging clinical study to evaluate further the efficacy and safety of the Licensed Product in the patient population and to define the optimal dosing regimen (e.g. a “Phase 2(b) Clinical Trial).

1.62             “Phase 2 Global Multi-Center Trial” means the Phase 2 Clinical Trial entitled “PROTOCOL 3V2640-CLIN-005 A PHASE 2, MULTI-CENTER, SINGLE-BLIND, RANDOMIZED, PLACEBO CONTROLLED STUDY OF TVB-2640 IN SUBJECTS WITH NON-ALCOHOLIC STEATOHEPATITIS”.

1.63          “Phase 3 Clinical Trial” means a controlled clinical study of the Product that is prospectively designed to demonstrate with statistical significance the efficacy and safety of a Product for use in a particular Indication and that is sufficient to obtain NDA Approval of a Product in such Indication by the applicable Regulatory Authorities.

1.64             “PR China” means the People’s Republic of China.

1.65             [***]

1.66             “Product” means any pharmaceutical product containing a Compound as its active pharmaceutical ingredient, either alone or in combination with other active ingredients (but shall not contain any compound that is proprietary to 3-V but is not a Compound).

1.67             “Product Trademark” means one or more trademarks, trade names, service marks, trade dress and logos that are used for the Commercialization of the Product in any Region in the Territory. “Product Trademark” does not include the logo or trade name of any Party or its Affiliates or the trademarks, trade names, service marks, trade dress or logos of another product sold by such Party.

1.68             “Progress Report” has the meaning set forth in Section 4.5(b).

1.69             “Prosecuting Party” has the meaning set forth in Section 8.3(c).

1.70             “Region” means one or more of PR China, Hong Kong, Macau and Taiwan and their respective territories and possessions.

1.71             “Regulatory Approval” means, in respect of the Product, any and all NDA Approvals and other approvals (including any pricing and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the Exploitation of the Product in the applicable Region.

1.72             “Regulatory Authority” means any (a) governmental authority, notified bodies or other organization in a country or jurisdiction that regulates the manufacture or sale of pharmaceutical or medicinal products (including pricing and reimbursement), including the NMPA, and (b) any other relevant bodies authorized by Applicable Law to review or otherwise exercise oversight over NDAs, other regulatory filings or Regulatory Approvals in the Territory.

1.73             “Royalties” has the meaning set forth in Section 7.4(a).

1.74             “Royalty Term” means, with respect to the Product in a particular Region in the Territory, the period of time beginning on the First Commercial Sale of the Product in such Region and ending upon the earlier of (a) the expiration of all Valid Claims of the 3-V Patents covering the composition of matter of, or the method of making or using, such Product in such Region; and (b) ten (10) years from the First Commercial Sale of such Product in such Region.

1.75             “Safety Data” means all data related to any Adverse Event as such information is reportable to Regulatory Authorities in or outside the Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.76             “Sales Milestone Events” has the meaning set forth in Section 7.2.

1.77             “Series E Financing” has the meaning set forth in the Recitals.

1.78             “Sole Invention” has the meaning set forth in Section 8.1(b).

1.79             “Sublicensee” means any Third Party that is granted a sublicense under any rights licensed hereunder to Exploit a Compound or Product. For the avoidance of doubt, Sublicensees do not include bona fide pharmaceutical wholesalers or providers of pharmaceutical distribution services.

1.80             “Term” has the meaning set forth in Section 12.1.

1.81             “Territory” means all of the Regions and their respective territories and possessions.

1.82             “Third Party” means any Person other than a Party to this Agreement or any of its Affiliates.

1.83             “Third-Party Royalties” means any royalties (but excluding [***]) Ascletis, its Affiliates or Sublicensees owes to one or more Third Parties pursuant to one or more licenses to patent rights entered into during the Term by Ascletis, its Affiliates or Sublicensees to settle or avoid infringement of a Third Party’s Patent by the practice of the 3-V IP in the Exploitation of the Product, [***].

1.84             “Valid Claim” means, with respect to a particular Region, (a) any claim of an issued and unexpired 3-V Patent that claims the composition of matter of, or the method of making or using, the Product, or the Compound included therein, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid and/or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer (other than a terminal disclaimer); or (b) a claim of a pending patent application included in the 3-V Patents that claims the composition of matter of, or the method of making or using, the Product, or the Compound included therein, and which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2.
GRANT OF LICENSES; NON-COMPETE

2.1                 Grant of Licenses by 3-V. Subject to the terms and conditions of this Agreement, 3-V hereby grants to Ascletis and its Affiliates a sub-licensable (pursuant to Section 2.2 below) right and license under the 3-V IP to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and the Products in the Field in the Territory, which right and license shall be sole and exclusive (even as to 3-V, its Affiliates and 3-V Collaborators and successors should 3- V be sold), except that (a) 3-V maintains the right to manufacture or have manufactured the Compound and the Product in [***] for use in clinical Development in [***] as required or permitted by this Agreement; (b) 3-V maintains the right to manufacture or have manufactured the Compound and the Product [***] for use outside [***], and the right to procure precursors [***]; and (c) 3-V maintains the right to practice the 3-V IP (by itself or through its Affiliates and licensees) in the Territory as necessary to perform its obligations under this Agreement, including the performance of the Phase 2 Global Multi-Center Trial in the Territory.

2.2                 Insolvency Events. For clarity, all licenses and rights to licenses granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of such Code. The Parties agree that each Party, as the licensee, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the other Party, as the licensor, under the Code, the licensee Party shall be entitled to a complete duplicate of, or complete access to (as the licensee Party deems appropriate), any such intellectual property and all embodiments of such intellectual property to the extent permitted by the Code and needed to exercise such license rights. Such intellectual property and all embodiments thereof shall be promptly delivered, as required under the Code, to the licensee Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee Party, unless the licensor Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the licensor Party upon written request therefor by the licensee Party. It is understood and agreed that the licensee Party must continue to perform all its payment and other obligations under this Agreement with respect to its continued exercise of the license rights granted under this Agreement. The foregoing provisions are without prejudice to any rights the licensee Party may have arising under the Code or other Applicable Law. The parties intend for the substance of this paragraph to apply worldwide, even if the Code does not expressly apply to Ascletis or 3-V.

2.3                 Sublicenses.

(a)               Ascletis may sublicense the rights granted under Section 2.1 to a Sublicensee with the prior written consent of 3-V, such consent not to be unreasonably withheld, except that no such consent shall be required as follows:

(i)               Ascletis may use competent and cGCP compliant contract research organizations and other Third-Party contractors (CROs) to perform portions of the Development of a Product to the extent consistent with its normal business practices;

(ii)              Ascletis may engage reasonably qualified Third Parties to assist with the Commercialization of the Products through co-promotion, co-marketing and distributor arrangements and may sublicense its rights granted under Section 2.1 to such Third Parties to the extent such arrangements are commercially reasonable; and

(iii)          Ascletis may use competent and cGMP compliant Third Parties, including contract manufacturers, to Manufacture the Product.

(b)              For every sublicense granted by Ascletis, Ascletis shall ensure that

(i)                 the sublicense is granted under a written sublicense agreement that is consistent with the terms and conditions of this Agreement;

(ii)              Ascletis shall remain directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation has been delegated, subcontracted or sublicensed to its Affiliates, contractors or Sublicensees;

(iii)            Ascletis shall ensure that its Affiliates, contractors and Sublicensees comply with the terms and conditions of this Agreement; and

(iv)             within [***] days after the execution of any sublicense agreement, Ascletis shall provide 3-V with a true and complete copy of such sublicense agreement.

2.4                 Non-compete.

(a)               Except as expressly permitted by this Agreement with respect to Products (including 3-V’s retained Manufacture rights and its obligation to perform Phase 2 Global Multi-Center Trial and other mutually agreed global clinical trials in the Territory), 3-V and its Affiliates agree not to research, Develop, Manufacture or Commercialize in the Territory any [***] in the Field in the Territory.

(b)              During the Term of this Agreement, Ascletis and its Affiliates shall not, either directly or indirectly through any Third Party, Develop, Manufacture or Commercialize any [***] except for the Compounds and Products in the Territory pursuant to this Agreement.

(c)               In the event that a Party is acquired by a Third Party after the Effective Date through merger, acquisition, consolidation or other similar transaction, and such Third Party acquiror or its Affiliates, as of the closing date of such transaction, is engaged in the conduct of a Development, Manufacture or Commercialization program [***] that, if conducted by such Party, would constitute a breach of such Party’s exclusivity obligations set forth above (a “Competing Program”), then such Third Party acquiror or its Affiliates shall have the right to continue such Competing Program and such continuation shall not constitute a breach of such Party’s exclusivity obligations set forth above, provided that such Third Party acquiror and its Affiliates conducts such Competing Program independent of the activities of this Agreement and does not use any 3-V IP or Ascletis IP in the conduct of such Competing Program.

2.5                 License to 3-V. Subject to the terms and conditions of this Agreement, Ascletis hereby grants to 3-V and its Affiliates a non-exclusive, sub-licensable, fully paid, royalty free license under the Ascletis IP to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and the Products outside the Territory.

2.6                 No Implied Licenses. Except as explicitly set forth in this Agreement, no Party grants to any of the other Parties any license, express or implied, under any other Patents, Know-How or any other intellectual property rights. No Party shall practice the Patents under which another Party has granted it a license outside of the scope of the licenses granted hereunder.

2.7                 Data Access.

(a)               Ascletis agrees to provide 3-V with access to and the right to use all Data generated by or on behalf of Ascletis, its Affiliates and Sublicensees, without additional compensation, to the extent that such Data is reasonably useful for the Development, Manufacture or Commercialization of Compounds and Products outside of the Territory. Ascletis shall transfer to 3-V all Data generated during the Term [***].

(b)               3-V agrees to transfer to Ascletis all Data existing as of the Effective Date no later than [***] days after the Effective Date. 3-V shall transfer to Ascletis all Data generated during the Term [***].

(c)               3-V agrees to provide Ascletis with access to and the right to use all Data generated by or on behalf of 3-V, without additional compensation, to the extent that such Data is reasonably useful for the Development, Manufacture or Commercialization of Compounds and Products inside the Territory.

(d)              3-V shall use Diligent Efforts to require each 3-V Collaborator to provide to Ascletis Data generated by 3-V Collaborators or to provide 3-V Collaborator Data directly to Ascletis, in each case at no additional cost to Ascletis.

ARTICLE 3.
GOVERNANCE

3.1                 Joint Steering Committee. Within [***] days following the Effective Date, the Parties shall establish a joint steering committee (“JSC”) to serve as a forum for the regular exchange of information between the Parties with regard to the Development and Manufacture of the Products in the Territory. Without limiting the foregoing or any other functions the Parties agree to delegate to the JSC, the JSC shall:

(a)               facilitate the exchange of Data as prescribed in Section 2.7;

(b)              review the Development Plan;

(c)               review Progress Reports from the Parties as set forth in Section 4.4(b) on the conduct of Development activities by or on behalf of it and its Affiliates, Sublicensees and 3-V Collaborators;

(d)              discuss relative priorities in the Development Plan and the priorities of 3-V and 3-V Collaborators outside the Territory;

(e)               discuss additional Development activities to be conducted by Ascletis, 3-V and 3-V Collaborators;

(f)           coordinate the efforts of Ascletis, 3-V and any 3-V Collaborators to instigate common arrangements for pharmacovigilance and risk planning and reporting;

(g)               evaluate technical issues that are raised to it by a Party; and

(h)              otherwise facilitate communications among the Parties.

The JSC shall remain in place so long as Ascletis is conducting Development activities with regard to any Compound or Product in the Territory.

3.2                 Membership. The JSC shall be comprised of an equal number of representatives from 3-V and Ascletis, selected by such Party. The initial number of representatives from each of 3-V and Ascletis shall be two. Each of 3-V and Ascletis may replace any or all of its representatives on the JSC at any time by providing prior written notice to the other Party. Other representatives of 3-V or Ascletis approved by the JSC may attend the meetings of the JSC as non-voting attendees; provided that such representatives are bound by obligations of confidentiality, nondisclosure and non-use with respect to any Confidential Information disclosed in the course of such meetings at least as stringent as those set forth in this Agreement.

3.3                 JSC Meetings. The JSC shall meet (a) [***] and (b) as otherwise requested by any of the members of the JSC. Such meetings shall be conducted in person or by videoconference or teleconference. A quorum of the JSC shall exist whenever there is present at or participating in a meeting at least one representative appointed by each Party. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings. If for any reason a JSC meeting is cancelled or postponed, the JSC shall endeavor to meet no later than thirty (30) days following the original date of such cancelled or postponed meeting. Each JSC shall follow such other administrative procedures as it may adopt for the efficient conduct of its meetings and other matters.

3.4                 Officers; Minutes.

(a)               [***] shall select the chairperson of the JSC from its representatives to the JSC, who shall chair meetings of the JSC.

(b)           The JSC shall select a secretary to prepare and circulate the meeting agendas and minutes. Such minutes shall be distributed in draft form not later than fifteen (15) days following each meeting and shall be deemed accepted and effective unless the other Party has objected to the same within ten days of its receipt of such minutes; final minutes shall be promptly distributed to the Parties.

3.5                 Decision-Making.

(a)               The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall have no power to amend the terms of this Agreement, which amendment may occur only in compliance with the procedures set forth in Section 13.7. The JSC shall have no authority to act on behalf of the Parties or bind the Parties.

(b)              Decisions of the JSC shall be by unanimous vote (with each Party’s representatives collectively having one (1) vote); provided, that if the JSC is unable to reach unanimity on any matter, the matter shall be referred to the Chief Executive Officers of the Parties for resolution. In the event such Chief Executive Officers cannot reach agreement on such matter within ten (10) days after such referral, then, except as otherwise set forth in this Agreement:

(i)                 [***] Chief Executive Officer shall have the final decision-making authority for all decisions related to (1) [***] (excluding [***] or [***] pursuant to Section [***]), (2) [***], or (3) [***], and

(ii)                [***] Chief Executive Officer shall have the final decision-making authority for all decisions related to (1) [***]; (2) [***] or [***] pursuant to Section [***], provided that [***] shall consult with [***] with respect to [***] or [***] and shall consider in good faith any comments or suggestions provided by [***] regarding [***] and (3) [***].

ARTICLE 4.
DEVELOPMENT

4.1                 Development Plan. As soon as practical, but in no event later than [***] days after the Effective Date, the Parties shall agree on a Development plan for the Product (the “Development Plan”). The Development Plan shall cover the Development of Product in the Territory by Ascletis, and the portion of the Phase 2 Global Multi-Center Trial of the Product to be conducted in the Territory by 3-V. If the Development Plan is not agreed to by both Parties within such 90-day period, the JSC shall finalize the Development Plan.

4.2                 Clinical Development Plan Designs. Ascletis may submit to the JSC for review and approval any changes to the Development Plan as it relates to the Territory specific Development of Product. 3-V may submit to the JSC for review and approval any changes to the Development Plan as it relates to the portion of the Phase 2 Global Multi-Center Trial to be conducted in the Territory. Both parties should attempt to harmonize Development Plans to leverage global clinical data. Changes to the Development Plan shall become effective upon approval by the JSC in accordance with Section 3.5(b).

4.3                 Phase 2 Global Multi-Center Trial. 3-V shall, at its sole cost and expense and in compliance with the Development Plan, be solely responsible for, and shall use Diligent Efforts to conduct, all Development activities in connection with Phase 2 Global Multi-Center Trial to be conducted [***]. The Phase 2 Global Multi-Center Trial shall be conducted [***]. If after using Diligent Efforts to include sites for the Phase 2 Global Multi-Center Trial in the Territory, the Regulatory Authorities deny inclusion of sites in the Territory or the first patient in the Territory has not been enrolled within [***] of the date of the IND submission in the Territory, the Parties shall discuss in good faith adjustments or alternatives to the Phase 2 Global Multi-Center Trial, in which case, such adjusted or alternative clinical trial shall be deemed to be a Phase 2 Global Multi-Center Trial. Ascletis and 3V shall jointly apply for an IND in the Territory for centers located in the Territory (“Joint IND”). 3-V agrees that the proceeds from the Series E Financing will be used to complete the Phase 2 Global Multi-Center Trial [***]. [***] any other clinical trials (other than Phase 2 Global Multi-Center Trial) in the Territory, [***]. Notwithstanding the foregoing, Ascletis is responsible for the following in-kind contributions to centers located in the Territory with respect to the Phase 2 Global Multi-Center Trial:

(a)               Ascletis shall provide clinical staff at its sole cost and expense to supervise CROs hired by 3-V in the Territory for the Phase 2 Global Multi-Center Trial.

(b)              Ascletis shall provide regulatory staff at its sole cost and expense to support regulatory affairs required in the Territory for the Phase 2 Global Multi-Center Trial.

4.4                 Conduct of Development by Ascletis. Except as otherwise set forth in Section 4.3, Ascletis shall be solely responsible for and at its sole expense, and shall use Diligent Efforts to conduct, all Development activities in connection with obtaining and maintaining all Regulatory Approvals for Product in the Field in the Territory. Ascletis shall perform or have performed the Development activities, including the conduct of any clinical trials included in such Development activities, in compliance with the Development Plan, this Agreement, and all Applicable Law. Should 3-V wish to conduct a Phase 3 Clinical Trial in the Territory [***]. If Ascletis decides to be part of such Phase 3 Clinical Trial, then Ascletis shall be responsible for the portion of the cost of the Phase 3 Clinical Trial that is conducted in the Territory. If Ascletis elects not to participate in such Phase 3 Clinical Trial [***], then [***].

4.5                 Records; Progress.

(a)               Records. Both Parties shall maintain complete, current and accurate records of all Development work conducted by or on behalf of itself, and all Data resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in a good scientific manner appropriate for regulatory and patent purposes. The Parties shall document all clinical trials and other studies and research in formal written study reports according to applicable guidelines (e.g., ICH, cGCP, cGLP, and cGMP) and all other Applicable Law. Each Party shall make all Data, records and reports available, within a reasonable period following their creation, to the other Party for inspection and review through appropriate electronic data room facilities.

(b)              Progress Reports. Each Party shall regularly inform the other Party, and shall formally provide written progress reports to the JSC [***], summarizing the Development activities conducted by the Parties, its Affiliates, Sublicensees and 3-V Collaborators, including any issues relating to meeting the goals, objectives or timelines relating thereto and any ongoing and planned clinical trials and other studies and testing by or on behalf of such Parties, its Affiliates, Sublicensees and 3-V Collaborators (each a “Progress Report”).

4.6                 Regulatory Responsibilities.

(a)               Except for the Joint IND, which shall be jointly owned, Ascletis shall own all Regulatory Approvals for Product in the Field in the Territory. Ascletis shall have sole responsibility for:

(i)              obtaining and maintaining Regulatory Approvals for Products in the Field in the Territory, and shall use Diligent Efforts to obtain Regulatory Approval of the Product and, upon obtaining Regulatory Approvals for the Product in the Field in the Territory, maintain such Regulatory Approvals; and

(ii)              other communications with applicable Regulatory Authorities in the Territory relating to the Development and Commercialization of Compound and Product, including (i) all correspondence submitted to Regulatory Authorities in the Territory related to the design, conduct or results of non-clinical studies and clinical trials; (ii) all pricing and reimbursement approval proceedings in the Territory; and (iii) all proposed product labeling for the Product in the Field in the Territory.

(b)              Ascletis shall provide 3-V with synopsis of all regulatory submissions and reasonable time prior to submission for review and comment if possible, and shall consider in good faith any comments received from 3-V. In addition, Ascletis shall notify 3-V of any regulatory material submitted to or received from any Regulatory Authority in the Territory and shall provide 3-V with copies thereof ([***]) within [***] days after submission or receipt.

(c)               Ascletis shall provide 3-V with reasonable advance notice of any meeting or discussion with any Regulatory Authority in the Territory related to Phase 2 Global Multi-Center Trial or any Phase 2 Clinical Trials or Phase 3 Clinical Trials conducted by Ascletis in the Territory. Ascletis shall lead such meeting or discussion, provided however that 3-V or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion. If 3-V elects not to attend such meeting or discussion, Ascletis shall promptly provide 3-V with a written [***] summary of such meeting or discussion. Regarding subsequent clinical trials (other Phase 2 Clinical Trials or Phase 3 Clinical Trials conducted by Ascletis) in the Territory, Ascletis shall provide 3-V with regular updates and summaries of such meetings.

(d)               Each Party hereby grants to the other Party the right of reference to all regulatory submissions pertaining to the Product submitted by or on behalf of such Party. Ascletis may use such right of reference to 3-V’s regulatory submissions solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Product in Field in the Territory. 3-V may use the right of reference to Ascletis’ regulatory submissions solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Product outside the Territory. For global clinical trials conducted by 3-V for the Product in the Territory, 3-V shall be entitled to conduct clinical audits (including on-site audits) as would be customary for global clinical trials and consistent with monitoring by sponsor of such trials.

4.7                 Technology Transfer. Without limiting the generality of Section 2.7(b), within [***] days after the Effective Date, 3-V shall transfer in electronic format to Ascletis all technical and regulatory documents possessed by 3-V that are necessary or useful for the conduct of the Development and Manufacturing activities by Ascletis. Upon Ascletis written request, 3-V will provide Ascletis within [***] days after the Effective Date with [***] documents by the applicable Authority covering (i) 3-V’s incorporation and business in good standing certificates, (ii) Data authenticity documents relevant to the Product, (iii) authorization to use Data provided by 3-V, (iv) documentation perfecting the patent license provisions of this Agreement, and (v) cGLP documents (certificates).

4.8                 Reporting Adverse Events. Ascletis shall maintain, at its own cost, a common safety database for both clinical and post-marketing Adverse Events for the Products in the Territory in the Field, which database shall be managed by Ascletis and Ascletis shall ensure that 3-V, its Affiliates and any 3-V Collaborator is able to access the Safety Data from such database in order to comply with Applicable Law and obligations by Regulatory Authorities in their respective territories. 3-V shall maintain, at its own cost, a global safety database for both clinical and post-marketing Adverse Events for the Products, which database shall be managed by 3-V and 3-V shall ensure that Ascletis, its Affiliates and Sublicensees are able to access the Safety Data from such database in order to comply with Applicable Law and obligations by Regulatory Authorities in their respective territories. Ascletis will be responsible for reporting all Adverse Events to the appropriate Regulatory Authorities in the Territory, including the NMPA, in accordance with Applicable Law. In addition, Ascletis shall report all Adverse Events to 3-V in a timely manner in order for 3-V to comply with its reporting obligations to Regulatory Authorities outside the Territory (including FDA). 3-V shall report all Adverse Events to Ascletis in a timely manner in order for Ascletis to comply with reporting obligations in the Territory. 3-V will be responsible for reporting all Adverse Events to the appropriate Regulatory Authorities outside the Territory in accordance with Applicable Law. 3-V shall provide Ascletis through the JSC with the name of a contact at each 3-V Collaborator’s pharmacovigilance department so that Ascletis may coordinate with such 3-V Collaborator regarding the allocation of responsibilities and determination of any procedures between them with respect to the collecting, sharing and reporting to applicable Regulatory Authorities regarding Adverse Events and other safety information, including providing Ascletis with access to Safety Data in accordance with Section 2.7(c).

4.9                 Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Ascletis shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action in the Territory shall be borne solely by Ascletis, except to the extent the Remedial Action is caused by a breach of this Agreement by 3-V. Ascletis shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale and use of the Product in the Territory.

ARTICLE 5.
COMMERCIALIZATION

5.1               Diligent Efforts. Ascletis shall use Diligent Efforts to conduct all Commercialization activities that are required to Commercialize Products in the Field in the Territory upon obtaining necessary Regulatory Approvals with respect thereto. Such Commercialization efforts may include obtaining pricing and reimbursement approvals, establishing and developing appropriate opinion leaders, promoting Products with managed care organizations and establishing Products with formularies.

5.2               Commercialization Report. Beginning [***] days after [***], Ascletis shall prepare and deliver [***] a report of its Commercialization activities (each a “Commercialization Report”). Each such Commercialization Report shall include, with respect to each Region in which Commercialization is planned: [***] period.

5.3                   Territory Restrictions. 3-V agrees, on behalf of itself, its 3-V Collaborators and their respective Affiliates, to not sell or offer to sell or otherwise distribute, directly or indirectly, Product in the Field in the Territory, and shall not sell, offer to sell or otherwise distribute, directly or indirectly, Product to a Third Party who 3-V, its 3-V Collaborators or their respective Affiliates knows or has reason to know will use, sell, offer to sell or otherwise distribute Product in the Field in the Territory. Ascletis agrees, on behalf of itself, its Sublicensees and their respective Affiliates, to not sell or offer to sell or otherwise distribute, directly or indirectly, Product outside the Field or outside the Territory, and shall not sell, offer to sell or otherwise distribute, directly or indirectly, Product to a Third Party who Ascletis, its Sublicensees or their respective Affiliates knows or has reason to know will use, sell, offer to sell or otherwise distribute Product outside the Field or outside the Territory.

ARTICLE 6.
MANUFACTURE

6.1                 Product for the Territory. Ascletis shall be responsible, at its sole cost and expense, to Manufacture or have Manufactured Product for use in the Territory for both Development (excluding material for the Phase 2 Global Multi-Center Trial in China which shall use existing Product) and Commercialization in the Territory, including the payment for facility expansion, equipment purchase, API process optimization, formulation development required for the future commercial supply of Product inside the Territory. In addition to providing Data in accordance with Sections 2.7(b) and 4.7, 3-V shall, [***] within [***] of the Effective Date, transfer or make available all currently available 3-V Know-How to support the Manufacture of the Product, including CMC documents. Promptly after the Effective Date, each Party shall designate a representative familiar with the Manufacture of the Product to plan and coordinate the manufacture technology transfer. Upon Ascletis’ request, 3-V shall provide Ascletis with reasonable quantities of reference standard materials for the Manufacture of the Product, and Ascletis shall reimburse 3-V for the cost of providing such materials, including the cost to qualify such materials. If Ascletis requires any technical assistance with respect to the technical transfer of the Manufacturing process to Ascletis or its designee, 3-V shall introduce Ascletis to 3-V’s contract manufacturer for the Product so that Ascletis may obtain such technical support directly from 3-V’s contract manufacturer at Ascletis’ cost and expense.

6.2                 Supply to 3-V. Upon 3-V’s written request, the Parties will discuss in good faith the terms upon which Ascletis (or its designee) would supply Compound and/or Product to 3-V for use outside the Territory.

ARTICLE 7.
PAYMENT

7.1                 Development Milestones. Ascletis shall pay to 3-V the non-refundable, non-creditable amounts set forth below opposite such Development milestone (each a “Development Milestone Event”):

Development Milestone Event	Payment (in US Million Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

7.2                 Sales Milestones. Ascletis shall pay to 3-V the non-refundable, non-creditable amounts set forth below opposite such sales milestone (each a “Sales Milestone Events”):

Sales Milestone Event	Payment (in US Million Dollars)
Upon first achievement of calendar year Net Sales in Territory of [***]	[***]
Upon first achievement of calendar year Net Sales in Territory of [***]	[***]
Upon first achievement of calendar year Net Sales in Territory of [***]	[***]
Total sales milestones:	[***]

Only Net Sales on a Product in a Region during the applicable Royalty Term shall be included in determining whether the Net Sales thresholds set forth in this Section 7.2 have been achieved.

7.3                 Milestone Event Payments. Ascletis shall provide written notice to 3-V within [***] days of the achievement of a Milestone Event. 3-V shall invoice Ascletis for the applicable Milestone Event payment, and Ascletis shall pay such Milestone Event payment within [***] days of receipt of invoice. For the avoidance of doubt, each of the Milestone Event payments shall become due and payable, if at all, only one time, upon the first occurrence of such an event.

7.4                 Royalty Payments.

(a)               Ascletis shall pay 3-V royalties (“Royalties”) based on the Net Sales of the Products in the Territory as set forth below:

Annual Net Sales of Product in millions of United States Dollars in the Territory in a Calendar Year	Royalty Rate
< [***]	[***]
[***] to < [***]	[***]
[***] to < [***]	[***]
[***] or more	[***]

For example, if aggregate Net Sales of Products in the Territory for a given calendar year are [***] million, then the aggregate Royalty payable on such Net Sales of such Products for that year shall be calculated as follows: [***].

(b)             Combination Products. In the case of Combination Products, for purposes of determining Royalties payable with respect to the Combination Products and determining the sales thresholds set forth in Section 7.2, the Net Sales of the Combination Product will be [***], in which A is the gross selling price (in the applicable Region) of the Product portion of the Combination Product when such Product is sold separately during the applicable accounting period in which the sales of the Combination Product were made, and B is the gross selling price (in the applicable Region) of the other products of the Combination Product sold separately during the accounting period in question. All gross selling prices of the components of the Combination Product will be calculated as the average gross selling price of the components during the applicable accounting period for which the Net Sales are being calculated.

In any Region, if no separate sale of either such above-designated Product or such above designated other product of the end-user Combination Product are made during the accounting period in which the sale was made, Net Sales allocable to the Product in each such Region will be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a Region-by-Region basis, variations in potency, the relative contribution of each active component in the combination, and relative value to the end user of each active component.

(c)             Only Net Sales of a Product in a Region during the applicable Royalty Term shall be Royalty bearing and included in determining the Net Sales thresholds set forth in this Section 7.3.

(d)             Royalty Reduction. Subject to Section 7.4(f), if during an applicable Royalty Term, [***], then the royalty rates set forth above shall be reduced by [***].

(e)             Third-Party Royalties. Subject to Section 7.4(f), in the event that Third-Party Royalties are owed, then Ascletis shall be responsible for such Third-Party Royalties and may deduct an amount equal to [***] of any Third-Party Royalties from any Royalty due to 3-V hereunder.

(f)              Royalty Floor. Notwithstanding the foregoing, during any calendar quarter in the Royalty Term for a Product in a particular Region in the Territory, the operation of Sections 7.4(d) or 7.4(e) individually or in combination shall not reduce the royalty payment on Net Sales of the Product in such Region during such calendar quarter to less than [***] of the royalties that would otherwise have been due under Section 7.4(a).

(g)             Royalty Term Expiration. Following the expiration of the Royalty Term in respect of a Product in a Region in the Territory, the license grants to Ascletis in Section 2.1 in respect of such Product shall become fully paid-up and irrevocable with respect to such Region and the Net Sales of Products in such country shall be excluded from the Royalty calculations.

7.5           Royalty Reports; Payments. Royalty payments shall be paid within [***] days after the last day of each calendar quarter following the First Commercial Sale of a Product in a Region in the Territory and shall include a written report with respect to the preceding quarter stating: (a) [***]; (c) currency exchange rates used in determining the Royalties; and (d) a calculation of the amounts due to 3-V.

7.6           General Payment Terms; Audit Rights.

(a)             Payment Method. All amounts payable and calculations hereunder will be in United States dollars. Net Sales will be translated into United States dollars, based on the daily average closing conversion rate as reported by the Wall Street Journal for the applicable quarter in which such Net Sales were made.

(b)             Withholding Taxes. Ascletis may deduct the amount of any taxes imposed on 3-V that are required to be withheld or collected by Ascletis or its Sublicensees under the Applicable Law of any country on amounts owing from Ascletis to 3-V hereunder to the extent Ascletis or its Sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of 3-V. Ascletis shall promptly deliver to 3-V proof of payment of such taxes together with copies of all communications from or with such governmental authority with respect thereto.

(c)             Late Payments. Any late payments shall bear annual interest, of [***].

(d)             Audit Rights. Ascletis will keep and maintain accurate and complete records regarding its payment obligations during the three preceding years. Upon at least [***] days’ prior written notice from 3-V, Ascletis will permit an independent certified public accounting firm of internationally recognized standing, selected by 3-V and reasonably acceptable to Ascletis, to examine the relevant books and records of Ascletis as may be reasonably necessary to verify the payments due under this ARTICLE 7. An examination by 3-V under this Section 7.6(d) will occur not more than [***]. The accounting firm will be provided access to such books and records at Ascletis’ facility or facilities where such books and records are normally kept and such examination will be conducted during Ascletis’ normal business hours. Ascletis may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Ascletis’ facilities or records. Upon completion of the audit, the accounting firm will provide both Parties a written report disclosing whether the reports submitted or payments made by Ascletis are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to 3-V. If the accountant determines that the report submitted or payments made by Ascletis understated the amount due to 3-V, then Ascletis will promptly pay such understated amount, and, if, during any year, the understated amount is more than [***] of the amount that was owed to 3-V, Ascletis shall reimburse 3-V for the reasonable expenses incurred by 3-V in connection with the audit; otherwise, 3-V shall bear the cost of such audit. Any overpayment discovered by such audit shall be credited against future payments owed by Ascletis (or reimbursed to Ascletis if no future payment are expected). Ascletis shall include in its sublicense agreements with its applicable Sublicensees an audit provision no less stringent than this provision and that permits 3-V to verify the accuracy of the amounts paid by Ascletis under this Article 7.

ARTICLE 8.
INTELLECTUAL PROPERTY

8.1           Ownership.

(a)             Existing IP. Each Party shall remain the sole owner of, and have sole and exclusive title to, any and all intellectual property rights owned by it as of the Effective Date.

(b)             Ownership of Inventions. As among the Parties, (i) Ascletis shall own all Inventions discovered, developed, reduced to practice or otherwise made solely by or on behalf of Ascletis (or its Affiliates or Sublicensees) in the course of conducting Ascletis' activities under this Agreement; and (ii) 3-V shall own all Inventions discovered, developed, reduced to practice or otherwise made solely by or on behalf of 3-V (or its Affiliates) in the course of conducting its activities under this Agreement (collectively, "Sole Inventions"), and any and all Patent rights and other intellectual property rights thereto. As between the Parties, each of Ascletis and 3-V shall own an equal, undivided interest in all Inventions that are discovered, developed, reduced to practice or otherwise made jointly by or on behalf of Ascletis and 3-V, as applicable (or their respective Affiliates, Sublicensees or 3-V Collaborators) in the course of performing activities under this Agreement ("Joint Inventions"), whether or not patentable, and all Patents ("Joint Patents") and other intellectual property rights thereto. Each of 3-V and Ascletis shall have full rights to license, assign and exploit such Joint Inventions (and any Joint Patents arising therefrom) anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, subject to the licenses granted herein and subject to any other intellectual property held by such other Party.

(c)             Disclosure. Each Party shall promptly disclose to the other Party all Sole Inventions and all Joint Inventions, in each case including all invention disclosures or other similar documents submitted to such Party by its, or its Sublicensees’ or 3-V Collaborators, directors, officers, employees, representatives or agents describing such Sole Inventions or Joint Inventions, as applicable.

(d)             Patent Assignment. The Parties agree to execute the patent assignment agreement set forth in Exhibit A after [***], and [***]. To facilitate the assignment back to 3-V pursuant to Section 4 of such assignment agreement in the event of the early termination of this Agreement for any reason other than in the event that Ascletis maintains its license in accordance with Section 12.5(b) of this Agreement, if applicable, the Parties shall, upon the assignment of the Assigned Patents to Ascletis, agree upon, and place in escrow, a signed assignment back to 3-V. The escrow agent to be appointed by the Parties may not release the assignment without the written consent of both Parties.

8.2           Inventorship.

(a)             The determination of whether any Invention is conceived or developed by a Person for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall be made in accordance with Applicable Law in the United States.

(b)             In the event that, notwithstanding the provisions of Section 8.2(a), United States law does not apply to allocate proprietary rights in a particular Invention, each Party shall, and does hereby, assign, and shall cause its Affiliates and licensees and sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any such Invention, as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership of such Invention as contemplated by Section 8.1 following the application of Section 8.2(a).

8.3           Patent Prosecution.

(a)             3-V shall be responsible for the preparation, filing, prosecution, and maintenance of the 3-V Patents anywhere in the world, Patents claiming 3-V Sole Inventions (“3-V Sole Invention Patents”) anywhere in the world, and Joint Patents outside the Territory, in each case at 3-V’s cost except that Ascletis shall be responsible for and shall reimburse 3-V for the cost incurred for the preparation, filing, prosecution, and maintenance of the 3-V Patents and 3-V Sole Invention Patents in the Territory as long as such cost is reasonable for the Territory. If 3-V proposes to abandon any 3-V Patents or 3-V Sole Invention Patents in any Region in the Territory or any Joint Patents in any country outside the Territory or this Agreement is terminated pursuant to Section 12.2(a) or Section 12.3 so long as Ascletis maintains its license in accordance with Section 12.5(b), 3-V shall allow Ascletis a reasonable time to take over prosecution and maintenance of those Patents in such Region or country at Ascletis’ cost.

(b)             Ascletis shall be solely responsible for the preparation, filing, prosecution, and maintenance of Patents claiming Ascletis Sole Inventions anywhere in the world, and Joint Patents in the Territory, in each case at Ascletis’ cost. If Ascletis proposes to abandon any Joint Patents in the Territory, Ascletis shall allow 3-V a reasonable time to take over prosecution and maintenance of those Patents in the Territory at 3-V’s cost.

(c)             The Parties shall work in good faith to develop and execute a prosecution strategy for the 3-V Patents, Joint Patents, and 3-V Sole Invention Patents worldwide. The Party prosecuting Patents pursuant to this Section 8.3 (the “Prosecuting Party”) shall keep the other Party informed of progress with regard to the Prosecuting Party’s activities related to the preparation, filing, prosecution, and maintenance of such Patents, and shall consider comments provided by the other Party regarding the same in good faith. The Prosecuting Party shall provide the other Party with a reasonable amount of time prior to each filing for the other Party to review and comment on each such filing.

8.4           Infringement Claims by Third Parties. If any Product becomes the subject of a Third Party’s claim or assertion of infringement of any Patents with respect to the manufacture, use, sale, offer for sale or importation of a Product in the Territory in the Field, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Each Party shall have the first right to defend against any such infringement claims asserted against such Party at its own cost and expense subject, however, to either Party’s indemnification obligations set forth in Section 11. Neither Party shall enter into any settlement of any claim described in this Section 8.4 without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In any event, each Party shall reasonably assist the other Party and cooperate in any such litigation at the first Party’s request and expense, subject, however, to any indemnification obligations set forth in Section 11.

8.5           Enforcement. Ascletis, at its sole expense, shall have the first right to determine the appropriate course of action to enforce any 3-V Patents with respect to the Exploitation of a Product in the Field in the Territory. In furtherance of the foregoing, Ascletis shall have the right (i) to take (or refrain from taking) appropriate action to enforce such Patent(s), (ii) to defend any declaratory judgments seeking to invalidate or hold such Patents unenforceable or not infringed, (iii) to control any litigation or other enforcement action set forth above and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to such Patents, in each case in Ascletis’ own name and, if necessary for standing purposes, in the name of 3-V. Ascletis shall provide prior written notice to 3-V in advance of instituting any formal legal action under this Section 8.5, and shall consider in good faith 3-V’s comments with respect to any such legal action. All monies recovered upon the final judgment or settlement of any such suit shall be shall be first applied against payment of each Party’s cost and expense in connection with such enforcement action, and any excess amount shall be [***]. If Ascletis does not to bring a legal action to enforce the 3-V Patent within [***] days after becoming aware of any infringement of such Patents, 3-V shall have the right (but not the obligation) to bring and control any enforcement action in connection with such infringement at its own expense as it reasonably determines appropriate and any recoveries therefrom shall be first applied against payment of each Party’s cost and expense in connection with such enforcement action, and any excess amount shall be [***]. 3-V shall have the exclusive right to bring and control any legal action to enforce the 3-V Patents against any infringement outside the Field or outside the Territory, at its own expense and as it reasonably determines appropriate, and to retain all recoveries therefrom.

8.6           Trademarks.

(a)             Ascletis shall have the right to select, and shall register and maintain, at its expense, such Product Trademark(s) as shall be used for the promotion, marketing and sale of the Product in the Territory. Ascletis shall own such Product Trademark(s) and all goodwill associated therewith.

(b)             Upon Ascletis’ request, Ascletis and 3-V shall discuss in good faith the terms upon which 3-V would license a trademark used by 3-V for a Product outside the Territory for Ascletis’ use in the Territory; provided, however, that such terms shall not include any requirement to make any additional payment for the use of such trademark(s). Ascletis may submit a request to 3-V as to whether it can license a 3-V Collaborator’s trademark for a Product in the Territory, and 3-V shall facilitate a conversation between such 3-V Collaborator and Ascletis with regard to such trademark license.

8.7           Trademark Registrations. 3-V shall not file any registrations or other filings in respect of any such Product Trademark(s) in the Territory without Ascletis' prior written consent.

8.8           Unauthorized Third-Party Use of Trademarks. 3-V agrees to notify Ascletis of any unauthorized use of the Product Trademarks by Third Parties promptly as such use comes to their attention. Ascletis will have the sole right and discretion to bring infringement or unfair competition proceedings involving the Product Trademarks at Ascletis' expense.

ARTICLE 9.
REPRESENTATIONS AND WARRANTIES

9.1           Mutual Representations. Each of the Parties represents and warrants to the other Parties that, as of the Effective Date:

(a)             It is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)             It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c)             This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound;

(d)             It is aware of no action, suit or inquiry or investigation instituted by any Applicable Law or Regulatory Authority that questions or threatens the validity of this Agreement; and

(e)             None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by it of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or formation, by-laws, statutes, operating agreement or other governing documents of it, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have heretofore been obtained) of any governmental authority or under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which it is a party or by which its assets may be bound, or (iii) violate any Applicable Law.

9.2           3-V Representations. 3-V represents and warrants to Ascletis that, as of the Effective Date:

(a)             3-V is the sole owner of the entire right, title, and interest in and to, or otherwise Controls, all 3-V Patents, the 3-V Know-How and other intellectual property rights within the 3-V IP, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, or claims of any kind, other than the Existing Lien;

(b)             Schedule 1.6 is an accurate listing of all 3-V Patents owned or Controlled by 3-V or its Affiliate as of the Effective Date;

(c)             None of the issued Patents in the 3-V Patents is invalid or unenforceable;

(d)             to 3-V’s knowledge, (i) the Exploitation of Products does not infringe or misappropriate any intellectual property rights of a Third Party, and (ii) there are no pending Third-Party patent applications that, if issued would be infringed by the Exploitation of Products;

(e)             to 3-V’s knowledge, no Third Party is infringing or has infringed any 3-V Patents or has misappropriated any 3-V Know-How;

(f)           There are no pending, and to 3-V’s knowledge, no threatened adverse actions, suits, or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions, or post-grant reviews) against 3-V, its Affiliates or 3-V Collaborators involving the 3-V IP, Compounds or Products;

(g)             all Development activities conducted by or on behalf of 3-V, its Affiliates or 3-V Collaborators prior to the Effective Date have been conducted in accordance with all Applicable Laws;

(h)          neither 3-V, its Affiliates nor 3-V Collaborators, have ever been and none of their respective employees, agents or contractors have been (i) threatened by any Regulatory Authority to be debarred, or (ii) to 3-V’s knowledge, indicted for a crime or otherwise engaged in conduct for which a Person can be debarred, under any Applicable Laws;

(i)              3-V has disclosed to Ascletis all material written information in the possession or Control of 3-V or its Affiliates as of the Effective Date relating to efficacy and safety of Compounds and Products, and all such information disclosed by 3-V, its Affiliates and 3-V Collaborators is true and correct;

(j)           The Exploitation of the Compound or Product in the Territory by or on behalf of Ascletis and/or its Affiliates or sublicensees as contemplated by the Effective Date does not require a sublicense under any agreements entered into by 3-V or its Affiliates prior to the Effective Date under which 3-V or its Affiliates have obtained a license under any Patents or Know-How of such Third Party, provided that, in the event such sublicense is required after the Effective Date, 3-V shall grant such sublicense to Ascletis at no additional cost to Ascletis and 3-V shall be deemed to have cured any breach of this Section 9.2(j) by granting such sublicense.

(k)            3-V does not engage in the design, fabrication, development, testing, production or manufacture of critical technologies within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) and has no current intention of engaging in such activities in the future.

9.3           Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.

ARTICLE 10.
CONFIDENTIALITY

10.1         Nondisclosure and Non-Use. Each Party agrees that it will keep confidential and not disclose, and will cause its employees, agent, consultants and licensees to keep confidential and not disclose, all Confidential Information of the disclosing Party that is disclosed to or observed by it, or to or by any of its employees, agents, consultants or licensees pursuant to or in connection with this Agreement, whether before or after the Effective Date, except to the extent that disclosure or use is required or permitted in accordance with the performance of this Agreement. None of the Parties or any of their respective employees, agents, consultants or licensees shall use Confidential Information of any of the other Party for any purpose except as expressly permitted in this Agreement or except as expressly authorized by the disclosing Party. Each Party represents that each of its employees and any consultants and licensees to such Party, who shall have access to Confidential Information of either Party are bound by obligations to maintain such information in confidence and not to disclose or use such information except as expressly permitted herein.

10.2         Permitted Disclosures. The confidentiality, nondisclosure and nonuse obligations set forth in Section 10.1 above shall not apply to the extent that any receiving Party is required to disclose the information by Applicable Law or by a court of competent jurisdiction; provided that, in each such case, the receiving Party shall give written notice thereof to the disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided, further, that the receiving Party shall give reasonable assistance to the disclosing Party, at the disclosing Party’s expense, to preserve the information as confidential.

10.3         Terms of this Agreement. Except as otherwise specifically set forth in this Article 10, without the prior consent of the other Party, no Party shall disclose any terms or conditions of this Agreement (including any Schedule) to any Third Party nor make any statement to the public regarding the execution or any other aspect of the subject matter of this Agreement, except: (a) to the extent such disclosure is required by Applicable Law or stock exchange rules or regulations and, to the extent practical, the other Party is provided with the opportunity sufficiently in advance of disclosure to review such information and seek confidential treatment therefor; (b) for customary discussions and other disclosures with and to shareholders, current or prospective investors, potential acquirers, potential licensees, merger partners or potential providers of financing and their advisors; or (c) either Party may use the text of a statement previously approved by the other Party. With respect to any disclosures made pursuant to subsection (b) above, each such Third-Party recipient of Confidential Information shall be subject to obligations of confidentiality, nondisclosure and non-use with respect to such Confidential Information substantially similar, and no less stringent, to the obligations of confidentiality, nondisclosure and non-use of the receiving Party pursuant to this ARTICLE 10.

10.4         Press Releases. The Parties shall agree upon a press release to be issued upon the First Closing. All additional press releases or other similar public communication by a Party relating to this Agreement, including upon expiration or termination of this Agreement under Article 12, shall be approved in advance by the other Parties, which approval shall not be unreasonably withheld or delayed beyond 48 hours, except for those communications required by Applicable Law (provided that the other Parties are given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof), disclosures of information for which consent has previously been obtained, disclosures of achievement of major development or regulatory progress, information that has been previously disclosed publicly or as otherwise set forth in this Agreement.

10.5         The rights and obligations of the Parties under this Article 10 shall survive the expiration or earlier termination of the Term for a period of [***] years.

ARTICLE 11.
INDEMNIFICATION

11.1         Indemnification of 3-V by Ascletis. Ascletis, at its own cost and expense, shall defend, indemnify and hold harmless 3-V, its Affiliates and 3-V Collaborators and their respective directors, officers, employees, agents and representatives (collectively, the “3-V Indemnitees”) from and against any and all liabilities, losses, costs, damages, penalties, fees or expenses (including reasonable legal expenses and attorney’s fees) incurred or claimed by a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) against any 3-V Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a)           the negligence, recklessness or willful misconduct of Ascletis or its Affiliates or Sublicensees, or their respective directors, officers, employees, agents or representatives, in performing any activities in connection with this Agreement;

(b)             any breach by Ascletis of any representation, warranty or covenant set forth in this Agreement;

(c)          the Exploitation of any Compounds or Products in the Territory by or on behalf of Ascletis and/or its Affiliates or Sublicensees; and

(d)             any violation of Applicable Law by Ascletis or its Affiliates or Sublicensees;

except, in each case ((a)-(d) above), for those Losses for which 3-V has an obligation to indemnify Ascletis pursuant to Section 11.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses.

11.2         Indemnification of Ascletis by 3-V. 3-V, at its own cost and expense, shall defend, hold harmless and indemnify Ascletis and Ascletis’ Affiliates and Sublicensees and their respective directors, officers, employees, agents and representatives (collectively, the “Ascletis Indemnitees”) from and against any and all Losses arising out of any Claims against any Ascletis Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a)             the negligence, recklessness or willful misconduct of 3-V, 3-V Affiliates, 3-V Collaborators, or their respective directors, officers, employees, agents or representatives in performing any activities in connection with this Agreement;

(b)             any breach by 3-V of any representation, warranty or covenant set forth in this Agreement;

(c)             the Exploitation of any Compounds or Products outside the Territory by or on behalf of 3-V, its Affiliates or 3-V Collaborators; and

(d)             any violation of Applicable Law by 3-V, its Affiliates or 3-V Collaborators;

except, in each case ((a)) - (d) above), for those Losses for which Ascletis has an obligation to indemnify 3-V pursuant to Section 11.1 hereof, as to which Losses each of 3-V and Ascletis shall indemnify the other to the extent of their respective responsibility for the Losses.

11.3         Indemnification Procedure.

(a)             Notice. An Indemnitee shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to seek such indemnification. No delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby.

(b)            Control of Proceedings. The Indemnitor shall have the right, exercisable by notice to the Indemnitee within [***] business days of receipt of notice from the Indemnitee of the commencement of or assertion of any Claim, to assume direction and control of the defense, litigation, appeal or other disposition of the Claim with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. During such time as the Indemnitor is controlling the defense of such Claim, the 3-V Indemnitees or the Ascletis Indemnitees, as applicable, shall cooperate upon request of the Indemnitor, at the Indemnitor’s expense, in the defense or prosecution of the Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnitor. If the Indemnitor does not notify the Indemnitee of the Indemnitor’s intent to defend any Claim within [***] business days after notice thereof, the Indemnitee may undertake the defense thereof with counsel of its choice upon notice to the Indemnitor and at the Indemnitor’s reasonable expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnitor or the Indemnitee, as the case may be, shall have the right to join in at its own expense (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Claim that the other Party is defending as provided in this Agreement.

(c)             Settlement. The Indemnitor shall obtain the prior written consent of any Indemnitee as to any settlement that would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee or would require an amendment of this Agreement. The Indemnitor may settle a Claim without the Indemnitee’s consent if the settlement is solely monetary and the Indemnitor agrees in writing to pay such settlement. In no event may an Indemnitee settle or compromise any Claim for which it intends to seek indemnification from the Indemnitor hereunder and for which the Indemnitor is actively defending without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed), or the indemnification rights provided for under such this ARTICLE 11 as to such Claim shall be null and void.

(d)              Exclusive Remedies. Except as otherwise expressly provided under this Agreement, the rights and remedies provided pursuant to this ARTICLE 11 are the sole and exclusive remedies of the Parties hereto with respect to the Losses subject to indemnification under this ARTICLE 11.

11.4             Insurance. Each Party shall procure and maintain insurance, including product liability insurance which are consistent with normal business practices of prudent companies similarly situated at all times during which any Compound or Product is being clinically tested in human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit a Party’s liability with respect to its indemnification obligations under this Agreement. Ascletis shall provide 3-V with written evidence of such insurance upon request.

11.5             No Consequential Damages. NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE (A) REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11 OR (B) RESULTED FROM ANY BREACH OF SECTION 8 (INTELLECTUAL PROPERTY) OR SECTION 10 (CONFIDENTIALITY).

ARTICLE 12.
TERM; TERMINATION

12.1             Term. This Agreement shall take effect as of the Effective Date and, unless earlier terminated earlier pursuant to this Article 12, shall expire upon the last to expire Royalty Term (the “Term”). For clarity, this Agreement shall not be effective unless and until the First Closing of the Series E Financing is completed.

12.2             Termination for Cause.

(a)               If 3-V materially breaches any of its obligations under this Agreement and has not remedied such breach within [***] days (or, in the case of a payment breach, [***] days) (the “Cure Period”) after receipt of notice thereof from Ascletis (the “Notice of Breach”), Ascletis may terminate this Agreement in its entirety immediately upon expiration of such Cure Period; provided that such Notice of Breach shall specifically identify the provisions under this Agreement that Ascletis believes to have been breached and state the intent of the other Party to terminate this Agreement upon expiration of the Cure Period.

(b)              If Ascletis materially breaches any of its obligations under this Agreement to 3-V and has not remedied such breach within the Cure Period after receipt of notice thereof from 3-V, as applicable, 3-V may terminate this Agreement in its entirety immediately upon expiration of such Cure Period; provided that such Notice of Breach shall specifically identify the provisions under this Agreement that 3-V believes to have been breached and state the intent of 3-V to terminate this Agreement upon expiration of the Cure Period. Notwithstanding the foregoing, if [***] and [***], then [***] the right under this Section 12.2(b) to terminate this Agreement for Ascletis material breach of this Agreement, [***] (i) [***]; (ii) [***], or (iii) [***].

12.3             Termination for Insolvency or Bankruptcy. Either 3-V or Ascletis may terminate this Agreement effective on written notice to the other Party (a) upon the liquidation, dissolution, winding up, insolvency, bankruptcy, or filing of any petition therefor, assignment for the benefit of its creditors, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of such other Party, where such petition, assignment or similar proceeding is not dismissed or vacated within [***] days, (b) if such other Party shall propose a written agreement of composition or extension of its debts outside the ordinary course of its business or (c) if such other Party shall admit in writing its inability generally to pay its debts as they fall due in the general course.

12.4             Termination by Ascletis. Ascletis may terminate this Agreement for any reason, or no reason at all, upon ninety (90) days written notice to 3-V.

12.5             Effects of Termination.

(a)               Termination of Licenses. Upon early termination of this Agreement for any reason, all licenses granted by 3-V to Ascletis pursuant to this Agreement shall terminate except to the extent such license granted to Ascletis has become irrevocable pursuant to Section 7.4(g) or as set forth in Section 12.5(b).

(b)              Termination by Ascletis for Cause. Upon termination of this Agreement by Ascletis in accordance with Section 12.2(a) or Section 12.3, [***]; provided that: (i) [***] if Ascletis terminates this Agreement for the uncured material breach by 3-V of [***]; and (ii) [***] if Ascletis terminates this Agreement for the uncured material breach by 3-V of [***]. In such event, Sections [***] shall survive.

(c)               License to 3-V outside the Territory. The license granted by Ascletis to 3-V under Section 2.5 shall survive any termination of this Agreement, provided that, in the event Ascletis terminates this Agreement for the uncured material breach by 3-V of [***], then 3-V shall pay Ascletis royalties equal to [***] of the Net Sales of any Product outside the Territory if, but for such license, the Exploitation of such Product would infringe any Patent included in the Ascletis IP under the license granted to 3-V under Section 2.5, and Section 7.4, 7.5 and 7.6 (other than the royalty rate in 7.4(a)) and related definitions shall apply mutatis mutandis with respect to such royalty payment to Ascletis.

(d)              Product Reversion. This Section 12.5(d) shall apply for any early termination of this Agreement other than in the event Ascletis maintains its license in accordance with Section 12.5(b).

(i)               License to 3-V in the Territory. Ascletis hereby grants to 3-V and its Affiliates, effective only upon early termination of this Agreement, a sole and exclusive (even as to Ascletis, its Affiliates and Sublicensees and successors should Ascletis be sold), sub-licensable, license under the Ascletis IP to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and the Products in the Territory.

(ii)              Regulatory Materials; Data. Ascletis shall promptly transfer and assign to 3-V, at no cost to 3-V, all regulatory materials and Regulatory Approvals for the Product. Ascletis shall also transfer and assign to 3-V all Data generated by or on behalf of Ascletis, its Affiliates and Sublicensees in their Exploitation of the Compound and Product.

(iii)            Product Trademarks. Ascletis shall transfer and assign to 3-V, at no cost to 3-V, all Product Trademarks that have been used, or were intended to be used, in connection with any Product (excluding any such marks that include, in whole or part, any corporate name or logos of Ascletis or its Affiliates or Sublicensees).

(iv)             Inventory. 3-V shall have the right to purchase from Ascletis any or all of the inventory of the Compound and Product held by Ascletis or its Affiliates as of the date of termination at a price equal to Ascletis’ manufacturing costs, provided that such inventory complies with the applicable specifications.

(v)             Transition Assistance. Ascletis shall reasonably cooperate with 3-V to facilitate orderly transition of the Exploitation of the Product in the Territory to 3-V, including (i) assigning or amending as appropriate, upon request of 3-V, any agreements or arrangements with Third Party vendors to Exploit the Product or, to the extent any such Third Party agreement or arrangement is not assignable to 3-V, reasonably cooperating with 3-V to arrange to continue to provide such services for a reasonable time after termination; (ii) to the extent that Ascletis or its Affiliate is performing any activities described above in (i), reasonably cooperating with 3-V to transfer such activities to 3-V and continuing to perform such activities on 3-V’s behalf for a reasonable time after termination until such transfer is completed.

(vi)             Ongoing Clinical Trial. If at the time of such termination, Ascletis is conducting any clinical trials for the Product, then, at 3-V’s election on a trial-by-trial basis: (i) Ascletis shall fully cooperate with 3-V to transfer the conduct of all such clinical trials to 3-V and 3-V then assumes all future expense of such trial from the effective date of termination or the date of transfer, whichever is later; or (ii) Ascletis shall, at its expense, orderly wind down the conduct of any such clinical trial which is not assumed by Licensor under clause (i).

(e)               3-V Royalty. In consideration for Ascletis granting the license pursuant to Section 2.5(d)(i) and the transfer of assets pursuant to Section 2.5(d)(ii) and (iii), 3-V shall pay Ascletis a royalty of [***] (if such termination becomes effective after [***] but before [***]) or [***] (if such termination becomes effective after [***]) on the Net Sales of the Products sold by 3-V, its Affiliates and 3-V Collaborators in the Territory (Section 7.4, 7.5 and 7.6 (other than the royalty rate in 7.4(a)) and related definitions shall apply mutatis mutandis with respect to such royalty payment to Ascletis).

(f)                Return of Confidential Information. Each Party shall promptly return to the other Party all Confidential Information of such other Party.

(g)               Accrued Obligations. Termination or expiration of this Agreement for any reason shall not release any Party hereto from any payment or other liability which, at the time of such termination, has already accrued to another Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.6             Surviving Provisions. The following Articles and Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: [***].

ARTICLE 13.
MISCELLANEOUS

13.1             Force Majeure. No Party shall be liable to the other Parties for any failure or delay in performing any obligation under this Agreement (other than any payment or confidentiality obligations) when such failure or delay is caused by events beyond its reasonable control, including fire, flood, other natural disasters, acts of God, war, labor disturbances, interruption of transit, accident, explosion and civil commotion; provided that the Party so affected shall give prompt notice thereof to the other Parties and shall use reasonable efforts to mitigate the adverse consequences thereof. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

13.2             Agency. No Party is, nor will be deemed to be, an employee, agent or legal representative of another Party for any purpose. No Party will be entitled to enter into any contracts in the name of, or on behalf of the other Parties, nor will a Party be entitled to pledge the credit of the other Parties in any way or hold itself out as having authority to do so.

13.3             Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of [***], without giving effect to its conflicts of law provisions. The Agreement of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.4             Notices. All notices, requests, demands, waivers, consents, approvals or other communications to any Party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such Party or sent to such Party by email transmission (receipt confirmed) or by registered or certified mail, postage prepaid, or by internationally recognized commercial overnight delivery service to the addresses listed below, or to such other address as the addressee may have specified in notice duly given to the sender as provided herein.

If to Ascletis:

Ascletis BioScience Co., Ltd.

198 Qidi Road, HIPARK, Buildg D, Room 1102

Xiaoshan District, Hangzhou, China

Attention: Jinzi J. Wu

with copies (which will not constitute notice) to:

Hutchison PLLC

3110 Edwards Mill Road, Suite 300

Raleigh, NC 27612

Attention: Dan L. O’Korn

and

If to 3-V

3-V Biosciences
3715 Haven Avenue, Suite 220
Menlo Park, CA 94025
Attention: George Kemble

with copies (which will not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Lila Hope, Ph.D.

Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered personally, on the next business day if sent by email transmission or by internationally recognized commercial overnight delivery service, or five (5) days after so mailed. This Section 13.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under this Agreement.

13.5             Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall not invalidate any other provision of this Agreement in that jurisdiction. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdictions then, to the fullest extent permitted by Applicable Law:

(a)               all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible;

(b)              such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction; and

(c)               the Parties shall promptly negotiate in good faith a replacement provision to carry out the intention of the invalid, illegal or unenforceable provision to the fullest extent permitted by Applicable Law.

To the extent permitted by Applicable Law, each Party hereby waives any provision of Applicable Law that would render any provision hereof prohibited or unenforceable in any aspect.

13.6             Entire Agreement. This Agreement, along with any Schedules, states the entire agreement reached among the Parties hereto with respect to the transactions contemplated hereby. This Agreement replaces and supersedes any and all previous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral.

13.7             Modifications; No Waiver. No amendment, modification, release, waiver or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. The failure of a Party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such Party thereafter to enforce each and every provision.

13.8             Cumulative Remedies. Except to the extent expressly stated in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under equity or law.

13.9             Assignment; Binding Effect.

(a)               Without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed, no Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that a Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (i) to any Affiliate; or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its stock, assets or business relating to this Agreement.

(b)              This Agreement shall be binding upon and inure to the benefit of the Parties and each of their successors and permitted assigns.

13.10         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.11         Executive Mediation. If any dispute arises out of, in connection with, or relating to this Agreement, including any question regarding its existence, validity or termination (any such dispute, a “Dispute”), a Party shall first, by written notice to the other Party, have such Dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations within [***] days after such notice is received. Such negotiations shall not be admissible in any subsequent dispute resolution proceeding. No Party may initiate an arbitration proceeding in accordance with Section 13.12 until the Parties have followed the procedures set forth in this Section 13.11.

13.12         Arbitration. If the Parties are unable to resolve such Dispute pursuant to Section 13.11, such Dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:

(a)               Any Dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by [***] in accordance with its Arbitration Rules, which rules are deemed to be incorporated by reference in this clause.

(b)              The seat of the arbitration shall be [***].

(c)               The Tribunal shall consist of three arbitrator(s), with each Party selecting one arbitrator, and the two selected arbitrators choosing the third arbitrator.

(d)              The language of the arbitration shall be English.

(e)               Judgment upon the award rendered by such arbitrator shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

13.13         Equitable Relief; Confidentiality and other Limitations. Nothing in this Agreement shall limit the right of either Party to apply to any court of competent jurisdiction for any equitable or interim relief or provisional remedy, including a temporary restraining order, declaratory judgment, preliminary injunction or other interim or conservatory relief.

13.14         Interpretation. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article, Section, or Schedule shall refer to an Article, Section, or Schedule in or to this Agreement, unless otherwise stated. The word “including” and similar words shall mean “including without limitation” and “including, but not limited to,” The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless otherwise stated. References to the singular include the plural and to the plural include the singular.

13.15         Further Assurances. Each Party shall execute and deliver, or cause to be executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as another Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.16         Export Control. This Agreement is made subject to any restrictions concerning the export of products or Know-How from the United States or other countries that may be imposed upon or related to 3-V or Ascletis from time to time. Each Party agrees that it will not export, directly or indirectly, any Know-How acquired from the other Parties under this Agreement or any products using such Know-How to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

13.17         No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and, with the exception of the provisions of Sections 11.1 through 11.3, they shall not be construed as conferring any rights on any other parties.

{Signatures appear on next page.}

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered.

3-V Biosciences, Inc.		Ascletis BioScience Co. Ltd.

By:	/s/ George Kemble	By:	/s/ Jinzi Wu
Name: George Kemble		Name: Jinzi Wu
Title: CEO		Title: CEO and President

Schedule 1.6 – 3-V Patents Existing as of the Effective Date

[***]

Schedule 1.25 – Compound Structure

[***]

Remainder of page intentionally left blank

Exhibit A

Patent Assignment Agreement

This Patent Assignment Agreement (this “Agreement”), effective as of [_______________], 20[__], is signed by and between 3-V Biosciences, Inc., a corporation organized under the laws of Delaware, having a principal place of business at 3715 Haven Ave. Suite 220, Menlo Park, CA 94025 (hereinafter referred as "Assignor''); and Ascletis BioScience Co. Ltd., a corporation under the laws of China having a registered office at Room 1102，Building D，198 Qidi Road, HIPARK, Xiaoshan District, Hangzhou, China (hereinafter referred to as "Assignee").

WHEREAS, Assignors own all right, title and interest in and to the patent listed in Schedule A hereto (hereinafter referred to as the “Assigned Patent”).

WHEREAS, Assignors and Assignees are parties to that certain Exclusive License and Development Agreement, dated January 18, 2019 (the “License Agreement”), pursuant to which Assignor would grant to Assignee certain exclusive license under 3-V IP, including the Assigned Patent, in the Territory;

WHEREAS, in order to facilitate Assignee’s activities under the License Agreement, Assignee desires to acquire Assigned Patent from Assignor, and Assignor is willing to assign the Assigned Patent to Assignee in accordance with this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.      Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement. “Assigned Patents” shall mean the patents and patent applications listed on Schedule A, together with all continuations and divisionals of such applications and the patents issuing therefrom, and reexaminations, reissues and foreign counterparts of the patents listed on Appendix A and/or issued as described above.

2.      Subject to the terms and conditions of this Agreement, Assignors hereby sell, assign and transfer to Assignee, its successors and assigns, Assignors' and its Affiliates’ entire right, title and interest in and to the Assigned Patent in the Territory. Assignee agrees that the Assigned Patents shall remain included in the definition of 3-V Patents for the purpose of the License Agreement, notwithstanding the assignment of the Assigned Patents to Assignee. Without limiting the foregoing:

(a)               the assignment of the Assigned Patents shall not change any economic terms of the License Agreement, including without limitation the Royalty Term;

(b)               Assignee shall not use or practice the Assigned Patents for any purpose other than to Develop, Manufacture, Commercialize and otherwise Exploit the Compounds and the Products in the Field in the Territory as permitted under the license granted to Assignee as of the effective date of the License Agreement;

(c)               Assignor retains the right to use and practice the Assigned Patents for the purposes set forth in Sections 2.1(a) and (b) of the License Agreement;

(d)               Except as set forth in Section 2.3(a) of the License Agreement, Assignee shall not grant any licenses under the Assigned Patents to Third Parties without prior written consent of 3-V, such consent not to be unreasonably withheld. For the avoidance of doubt, Assignee may grant licenses to its Affiliates without the consent of 3-V. Each license granted by Assignee under the Assigned Patents shall be deemed a sublicense granted under the License Agreement, and Assignee shall comply the requirements of Sections 2.3(b)(i), (ii), (iii) and (iv) of the License Agreement for any license granted under the Assigned Patents; and

(e)               Assignor shall retain the first right to prosecute and maintain, and the backup right to enforce, the Assigned Patents in accordance with Sections 8.3 and 8.5 of the License Agreement during the Term of the License Agreement, even though Assignor no longer owns the Assigned Patents.

Assignor shall perform such further action (including by executing any and all necessary documents or revising this Agreement) for Assignee to record such transfer with the patent offices in the Territory.

3.      During the remaining Term of the License Agreement, Assignee shall maintain its ownership of the Assigned Patents free and clear of all liens and encumbrances of any kind and shall not sell, assign or transfer the Assigned Patents to any other person or entity.

4.      Upon any early termination of the License Agreement for any reason other than in the event that Assignor maintains its license in accordance with Section 12.5(b) of the License Agreement, in addition to complying with Section 12.5(d) of the License Agreement, Assignee shall (and hereby does, but effective only upon such early termination of the License Agreement) sell, assign and transfer back to Assignor, its successors and assigns, Assignee’s and its Affiliates’ entire right, title and interest in and to the Assigned Patent, and Assignee shall perform such further action (including by executing any and all necessary documents) for Assignor to record such transfer with the patent office.

5.      The validity, performance, construction, and effect of this Agreement shall be governed by and construed under the substantive laws of Hong Kong, without giving effect to its conflicts of law provisions. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, each party has caused its authorized representative to execute this Agreement.

3-V Biosciences, Inc.	Ascletis BioScience Co., Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule A of the Patent Assignment Agreement

[***]